U. S. Securities and Exchange Commission
                          Washington, D. C.  20549

                                  FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE AT OF 1934

                         OAK RIDGE MICRO-ENERGY, INC.
                         ----------------------------
            (Exact name of registrant as specified in its charter)

           COLORADO                                        84-1077242
           --------                                        ----------
(State or Other Jurisdiction of                     (I.R.S. Employer I.D. No.)
 incorporation or organization)


                            74 Rolling Links Blvd.
                          Oak Ridge, Tennessee 87830
                          --------------------------
                   (Address of Principal Executive Offices)

     Securities to be registered pursuant to Section 12(b) of the Act:

          None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates:


                                --------------
                               (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

                                    Common
                                    ------
                               (Title of Class)


Item 1.   Description of Registrant's Securities to be Registered.

Common Stock.
-------------

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. On June 30, 2002, there were 84,879,078 outstanding shares of our common stock.

     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stock holders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Upon liquidation, holders of common stock are entitled to share pro rata in any assets available for the distribution to shareholders after payment of all obligations. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

     Our Articles of Incorporation and Bylaws do not contain any provision that would delay, defer or prevent a change in the control of our company.

Item 2.   Exhibits.

         Attached Exhibits.
         ------------------

         Exhibit Description                                Exhibit No.
         -------------------                                -----------

         Amended and Restated Articles of Incorporation        3

         Exhibits incorporated by reference.
         -----------------------------------

     The following Reports and/or Registration Statements that have been filed previously by the Registrant with the Securities and Exchange Commission and all other reports and/or registrations statements that have been previously filed with the Securities and Exchange Commission are incorporated herein by reference:

          Form    Date or Period             Filing Date
          ----    --------------             -----------
          8-K       (01/06/00)               03/07/00
          10QSB     (03/31/99)               03/08/00
          10QSB     (06/30/99)               03/08/00
          10QSB     (09/30/99)               03/08/00
          10KSB     (12/31/99)               03/08/00
          8-K       (04/17/00)               04/28/00
          10QSB     (03/31/00)               05/24/00
          10QSB/A   (03/31/00)               06/14/00
          10QSB     (06/30/00)               08/16/00
          8-K       (10/27/00)               10/31/00
          10QSB     (09/30/00)               11/14/00
          8-K       (11/06/00)               11/15/00
          8-K/A     (04/07/00)               02/14/01
          10KSB     (12/31/00)               05/03/01
          8-K/A     (04/07/00)               05/08/01
          10QSB     (03/31/01)               05/11/01
          10QSB     (06/30/01)               08/14/01
          10QSB     (09/30/01)               11/19/01
          8-K       (01/15/02)               01/24/02
          8-K/A     (01/15/02)               03/08/02
          8-K/A     (01/15/02)               03/11/02
          10KSB     (12/31/01)               04/15/02
          8-K/A     (01/15/02)               04/24/02
          10KSB/A   (12/31/01)               04/25/02
          10QSB     (03/31/02)               05/15/02
          8-K       (04/01/02)               05/30/02



                            SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         OAK RIDGE MICRO-ENERGY, INC.

Date: 9/30/02                            By /s/ Mark Meriwether
      -------                            ---------------------------
                                         Mark Meriwether
                                         Director and President


Date: 9/30/02                            By /s/ John B. Bates
      -------                            ---------------------------
                                         John B. Bates
                                         Director